ANGEL OAK MORTGAGE REIT, INC. INSIDER TRADING AND CONFIDENTIALITY POLICY
This Policy confirms procedures which officers, employees and members of the board of directors (the “Directors”) of Angel Oak Mortgage REIT, Inc. (“Angel Oak” or the “Company”) and officers and employees of Falcons I, LLC, the Company’s external manager (the “Manager”), who provide services to the Company, must follow. We refer to all persons covered by this Policy as “covered persons.”
1.Prohibition Against Trading on Material Nonpublic Information
During the course of your service at Angel Oak, you may become aware of material nonpublic information. Generally, you should assume that information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions, or if the information could be viewed as significantly altering the “total mix” of information available about the security. While the determination of what is “material” is dependent on the relevant facts and circumstances, examples of “material” information regarding securities include, but are not limited to, information regarding:
•Dividend changes;
•Earnings and earnings estimates;
•Significant write-offs;
•Events regarding the Company’s securities;
•Changes in auditors or other significant developments regarding auditors or financial statements, such as the need for restatement;
•Significant merger, acquisition, tender offer, joint venture proposals or agreements;
•Material acquisition, disposition or other transactions;
•Major litigation, tax or regulatory matters;
•Changes in control;
•Defaults under the Company’s management agreement;
•Significant new areas of business;
•Liquidity problems or bankruptcy; and
•Extraordinary management developments or changes in senior personnel.
“Nonpublic information” means information that has not been effectively communicated to the marketplace. Information received about a company under circumstances which indicate that it is not yet in general circulation should be considered nonpublic. As a rule, you should be able to point to some fact to show that the information is generally available. For example, information found in a public report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.
If you are aware of material nonpublic information regarding Angel Oak you are prohibited from trading in Angel Oak securities, unless such trade is made pursuant to a properly qualified, adopted and submitted Rule 10b5-1 trading plan. Rule 10b5-1 trading plans are discussed in Section 2 of this Policy. The policy against trading securities when in possession of material nonpublic information applies to all covered persons, as well as to family members who share their households. It also applies to former covered persons and to family members who share their households.
Even after Angel Oak has released information to the press or the information has been reported, at least one full Trading Day must elapse before you trade in Angel Oak securities. For the purposes of this Policy, a “Trading Day” shall mean any day on which the New York Stock Exchange is open for trading. For example, if Angel Oak issues a press release containing material information at 6:00 p.m. on a Tuesday, and the New York Stock Exchange is open for trading on Wednesday, persons subject to this Policy shall not be permitted to trade in Angel Oak securities until Thursday. If Angel Oak issues a press release containing material information at 6:00 p.m. on a Friday, and the New York Stock Exchange is open for trading on Monday, persons subject to this Policy shall not be permitted to trade in Angel Oak securities until Tuesday. Furthermore, if you learn material nonpublic information about another company with which Angel Oak does business, or you learn that Angel Oak is planning a major transaction with another company (such as an acquisition), you must not trade in the securities of the other company until such information has been made public for at least one full Trading Day.
You also are prohibited from giving “tips” on material nonpublic information, that is directly or indirectly disclosing such information to any other person, including family members and relatives, so that they may trade in Angel Oak securities or the securities of another company about which you have material nonpublic information.
2.Rule 10b5-1 Trading Plans
Rule 10b5-1 under the Securities Exchange Act of 1934 establishes a safe harbor for liability under Rule 10b-5 for trades by insiders that are made pursuant to a written plan that was adopted in good faith at a time when the insider was not aware of material nonpublic information. It is the Company’s policy that officers and Directors may make trades pursuant to a Rule 10b5-1 plan provided that (i) such plan meets the requirements of Rule 10b5-1, (ii) such plan was adopted at a time when the officer or Director would otherwise have been able to trade under Section 3 of this Policy and (iii) adoption of the plan was expressly authorized by the General Counsel and/or Secretary. Note that trades made pursuant to Rule 10b5-1 plans must still be reported to the General Counsel and/or Secretary pursuant to the second paragraph of Section 4 below.

3.Permitted Trading Periods for Non-Rule 10b5-1 Trades

Covered persons, and family members thereof who share their households may only trade Angel Oak securities during the period commencing one full Trading Day following a release of quarterly results, and ending on the date that is five Trading Days prior to the end of the subsequent quarter. Nonetheless, as mentioned above, no trade of Angel Oak securities may be made during these periods if the person covered by this Policy possesses material nonpublic information which has not been disseminated in the public market for at least one full Trading Day.
From time to time, upon prior notice to the persons affected, the Company may impose special blackout periods during which covered persons are prohibited from trading in Angel Oak securities. The Company will notify covered persons in advance of any such special blackout periods via email communication.
The trading restrictions set forth in this Section 3 do not apply to any trades made pursuant to properly qualified, adopted and submitted Rule 10b5-1 trading plans.
4.Preclearance; Reporting Trades
In order to minimize the risk of an inadvertent violation of the foregoing policy, it is the Company’s policy that before buying or selling any Angel Oak securities, even if within the window period, all covered persons must clear the transaction with the Company’s General Counsel and/or Secretary. Upon receipt of a request for clearance, the General Counsel or Secretary, as applicable, will consult with appropriate members of management as necessary, and the Company will determine whether or not the transaction is cleared for execution. Clearance of a transaction does not constitute a recommendation by the Company or any of its employees or agents that you should engage in the subject transaction. Decisions regarding requests for clearance are made at the discretion of the Company, and the Company may consult with outside legal or other professionals in determining whether to grant any request for clearance. Clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance for the transaction must be re-requested. The Company may withdraw approval at any time. If clearance of the transaction is denied, the fact of such denial must be kept confidential by you.
We require that all covered persons submit to the General Counsel and/or Secretary and the Company designee responsible for preparing Forms 4 a copy of any trade order or confirmation relating to the purchase or sale of Angel Oak securities within one business day of any such transaction. This information is necessary to enable us to monitor trading by covered persons and ensure that all such trades are properly reported, if applicable. Your adherence to this Policy is vital to your protection as well as Angel Oak’s.
5.Hedging Transactions
Hedging transactions may insulate you from upside or downside price movement in Angel Oak securities which can result in the perception that you no longer have the same interests as the Company’s other shareholders. Accordingly, you and your family members who share your household may not enter into hedging or monetization transactions or similar arrangements with respect to Angel Oak securities, including the purchase or sale of puts or calls or the use of any other derivative instruments. In addition, you and your family members who share your household may not, under any circumstances, trade options for, or sell “short,” Angel Oak securities.
6.Confidentiality
Serious problems could be caused for Angel Oak and you by unauthorized disclosure of internal information about Angel Oak, whether or not for the purpose of facilitating improper trading in Angel Oak securities. Therefore, Angel Oak personnel should not discuss internal matters or developments with anyone outside Angel Oak, except as required in the performance of regular job requirements.
This prohibition applies specifically (but not exclusively) to inquiries about Angel Oak which may be made by securities analysts, members of the press or others in the financial community. It is important that all such communications on behalf of Angel Oak be made in accordance with Company policy. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquiry to the General Counsel and/or Secretary.
* * *
THESE ARE VERY SERIOUS MATTERS. INSIDER TRADING IS ILLEGAL. POSSIBLE PENALTIES INCLUDE SIGNIFICANT FINES, SUBSTANTIAL JAIL TERMS, LIABILITY FOR DAMAGES AND PROHIBITION FROM WORKING IN THE FINANCIAL SERVICES SECTOR. COVERED PERSONS WHO VIOLATE THIS POLICY MAY BE SUBJECT TO DISCIPLINARY ACTION BY THE COMPANY, INCLUDING DISMISSAL FOR CAUSE. IF YOU HAVE ANY QUESTION OR DOUBT ABOUT THE APPLICABILITY OR INTERPRETATION OF THIS POLICY OR THE PROPRIETY OF ANY DESIRED ACTION, PLEASE SEEK CLARIFICATION FROM THE GENERAL COUNSEL AND/OR SECRETARY. DO NOT TRY TO RESOLVE UNCERTAINTIES ON YOUR OWN.

Adopted: June 21, 2021. Reviewed/Amended: February 28, 2023; March 8, 2023; November 1, 2023;
November 4, 2024.

ACKNOWLEDGMENT
The undersigned acknowledges that he/she has read this Insider Trading and Confidentiality Policy and agrees to comply with the restrictions and procedures contained herein.

    /    /
Signature    Date

Name (Please Print)

- 5 -